As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AMCOR PLC

(Exact name of registrant as specified in its charter)

Jersey (Channel Islands)	98-1455367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

83 Tower Road North Warmley, Bristol United Kingdom	BS30 8XP
(Address of Principal Executive Offices)	(Zip Code)

Amcor plc 2019 Omnibus Incentive Share Plan

Amcor Limited 2012/13 Long Term Incentive Plan

Amcor Limited 2013/14 Long Term Incentive Plan

Amcor Limited 2014/15 Long Term Incentive Plan

Amcor Limited 2016/17 Long Term Incentive Plan

Amcor Limited 2017/18 Long Term Incentive Plan

(Full title of the plan)

Damien Clayton
Company Secretary
83 Tower Road North
Warmley, Bristol
United Kingdom
Telephone: +44 117 9753200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Richard B. Aftanas, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Ordinary shares, par value $0.01 per share	120,000,000(3)	$11.06(4)	$1,327,200,000.00(4)	$160,856.64
Ordinary shares, par value $0.01 per share	1,112,700(5)	$7.15(6)	$7,955,805.00(6)	$964.24
Ordinary shares, par value $0.01 per share	4,374,541(7)	$10.65(8)	$46,588,861.65(8)	$5,646.57
Ordinary shares, par value $0.01 per share	4,925,855(9)	$11.05(10)	$54,430,697.75(10)	$6,597.00
Ordinary shares, par value $0.01 per share	54,800(11)	$4.24(12)	$232,352.00(12)	$28.16
Ordinary shares, par value $0.01 per share	315,100(13)	$6.48(14)	$2,041,848.00(14)	$247.47
Total:	130,782,996 Ordinary Shares		$1,438,449,564.40	$174,340.09

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares which become issuable under the Plans (as defined herein) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.

(2)          Calculated pursuant to Section 6(b) of the Securities Act and SEC Fee Rate Advisory #1 for Fiscal Year 2019 at a rate equal to $121.20 per $1,000,000 of the proposed maximum offering price.

(3)          Represents ordinary shares that are currently authorized for issuance upon the exercise of awards to be granted under the Amcor plc 2019 Omnibus Incentive Share Plan (the “2019 Plan”). As of today’s date, no awards have been granted under the 2019 Plan.

(4)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) and Rule 459(h) under the Securities Act on the basis of $11.06 per share, the average of the high and low sales prices of our ordinary shares on the New York Stock Exchange on July 17, 2019.

(5)          Represents ordinary shares that are issuable upon exercise of stock options that are currently outstanding under the Amcor Limited 2014/15 Long Term Incentive Plan (the “2014/15 Plan”).

(6)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $7.15.

(7)          Represents ordinary shares that are issuable upon exercise of stock options that are currently outstanding under the Amcor Limited 2016/17 Long Term Incentive Plan (the “2016/17 Plan”).

(8)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $10.65.

(9)          Represents ordinary shares that are issuable upon exercise of stock options that are currently outstanding under the Amcor Limited 2017/18 Long Term Incentive Plan (the “2017/18 Plan”).

(10) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $11.05.

(11) Represents ordinary shares that are issuable upon exercise of stock options that are currently outstanding under the Amcor Limited 2012/13 Long Term Incentive Plan (the “2012/13 Plan”).

(12) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $4.24.

(13) Represents ordinary shares that are issuable upon exercise of stock options that are currently outstanding under the Amcor Limited 2013/14 Long Term Incentive Plan (the “2013/14 Plan” and, together with the 2019 Plan, the 2014/15 Plan, 2016/17 Plan, 2017/18 Plan, 2012/13 Plan, the “Plans”).

(14) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $6.48.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Amcor plc, a company organized under the laws of Jersey (the “Company”), for the purpose of registering 130,782,996 ordinary shares issuable pursuant to the (i) Amcor plc 2019 Omnibus Incentive Share Plan, (ii) Amcor Limited 2014/15 Long Term Incentive Plan, (iii) Amcor Limited 2016/17 Long Term Incentive Plan, (iv) Amcor Limited 2017/18 Long Term Incentive Plan, (v) Amcor Limited 2012/13 Plan and (vi) Amcor Limited 2013/14 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

(a)                                 the Company’s prospectus filed on March 25, 2019 pursuant to Rule 424(b) of the Securities Act, which prospectus is part of the Company’s Registration Statement on Form S-4, as amended (Registration No. 333-230217);

(b)                                 the description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form S-4, as amended (Registration No. 333-230217);

(c)                                  the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019 (filed with the SEC on May 9, 2019); and

(d)                                 the Company’s Current Reports on Form 8-K filed with the SEC on May 16, 2019, June 13, 2019, June 17, 2019, June 18, 2019 and June 27, 2019.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The ordinary shares being registered hereunder have been registered pursuant to Section 12 of the Exchange Act and a description of the ordinary shares is contained in the Exchange Act registration statement which has been filed with the SEC.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of Jersey. Under Jersey Companies Law, a Jersey company may not be exempt from liability nor indemnify any person from any liability which would otherwise attach to that person by reason of the fact that the person is or was a director of the company, subject to certain specified exceptions:

•                  any liability incurred in defending any proceedings (whether civil or criminal);

•                  in which judgment is given in the person’s favor or the person is acquitted;

•                  which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person;

•                  which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

•                  any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

•                  any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•                  any liability against which the company normally maintains insurance for persons other than directors.

To the maximum extent permitted by applicable law, every present or former director or officer of the Company is indemnified by the Company against any loss or liability incurred by him or her by reason of being or having been such a director or officer. The Company’s board of directors may authorize the purchase or maintenance by the Company for any current or former director or officer of such insurance as is permitted by applicable law in respect of any liability which would otherwise attach to such current or former director or officer.

Article 11 of the Company’s amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Jersey law.

The indemnification rights set forth above are not exclusive of any other right that an indemnified person may have or hereafter acquire under any law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Association of Amcor plc (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 13, 2019).

5.1	Opinion of Ogier.

23.1	Consent of PricewaterhouseCoopers as auditors for the financial statements of Amcor Limited.

23.2	Consent of PricewaterhouseCoopers LLP as auditors for the financial statements of Bemis Company, Inc.

23.3	Consent of Ogier (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Amcor plc 2019 Omnibus Incentive Share Plan.

99.2	Amcor Limited 2014/15 Long Term Incentive Plan.

99.3	Amcor Limited 2016/17 Long Term Incentive Plan.

99.4	Amcor Limited 2017/18 Long Term Incentive Plan.

99.5	Amcor Limited 2012/13 Long Term Incentive Plan.

99.6	Amcor Limited 2013/14 Long Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bristol, United Kingdom, on July 19, 2019.

AMCOR PLC

By:	/s/ Ronald Delia
Name: Ronald Delia
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Sheri H. Edison and Damien Clayton, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 19, 2019.

Signature	Title
/s/ Ronald Delia	Director and Chief Executive Officer
Ronald Delia	(Principal Executive Officer)

/s/ Michel Casamento	Executive Vice President, Finance and Chief Financial Officer
Michel Casamento	(Principal Financial and Accounting Officer)

/s/ Armin Meyer	Director
Armin Meyer

/s/ Nicholas (Tom) Long	Director
Nicholas (Tom) Long

/s/ Jeremy Sutcliffe	Director
Jeremy Sutcliffe

/s/ Karen Guerra	Director
Karen Guerra

/s/ Eva Cheng	Director
Eva Cheng

/s/ Paul Brasher	Director
Paul Brasher

/s/ Graeme Liebelt	Director
Graeme Liebelt

/s/ Sheri H. Edison	Authorized Representative in the United States